WATSON WYATT                                         MEMO
WORLDWIDE


October 16, 1996

To:        All Shareholders


From:      Pete Smith


Subject:   1996 Proxy Statement



The Proxy Statement you have just received requests that you approve an amendment to our Bylaws which would modify the formula for determining our stock price. As you may already have discovered, this proposal does not change our current book value stock valuation approach. But it does call for three narrow modifications which will make our stock price more closely track our actual operating results. Since the proxy language may be a little difficult to understand, I want to clearly describe the importance of these changes to shareholders.

Real Estate "Sublease Losses"

With almost 60 offices, Watson Wyatt & Company evaluates new office space alternatives regularly. In the early 1990's, the Company moved into several facilities during a period when market rents were at all time highs. We have now identified opportunities where we can acquire more economical office space which will add very substantial savings to our bottom line. For example, we presently intend to relocate our Washington, D.C. headquarters operations1 to a suburban Maryland location which will result in net savings to the company of approximately $6.7 million over five years, despite realizing a loss on the sublease of our existing downtown space.

Our share price is computed on the basis of generally accepted accounting principals ("GAAP"), which require that any sublease loss on space we vacate be recorded immediately (even though the move may produce a substantial economic savings over a period of several years). Therefore, a move such as the one we are contemplating in Washington can create a significant, immediate, negative impact on the share price. For example, if the new formula is not adopted, and the Company proceeds with the planned move of our Washington headquarters to the Maryland suburbs, the share price for fiscal 1997 would be reduced by roughly 28-30 cents per share2. Under the proposal, the sublease loss will be spread over five years during which time we will also be deriving the benefit of our reduced rent. We believe the computation of the share price should encourage, not discourage, prudent and economically sound business decisions such as reductions in our rents.

Currency Translation Adjustment

Currency adjustments will always be an issue for a global company whose stock is denominated is U.S. dollars. However, the GAAP requirement that changes be made quarterly to the carrying value of foreign assets on the balance sheet solely because of currency fluctuations causes constant variations in our share price that do not reflect the overall annual results of our operations. We believe it is more appropriate to recognize these fluctuations (for purposes of our share price) only if these assets are disposed of, thus reducing short-term fluctuations (up or down) which are unrelated to operating results.


Surveys

When the Company bought ECS (now Wyatt Data Services) in 1984, the Bylaws were changed to include a unique adjustment to the share formula related to the revenues of that non-consulting business. We believe it is now appropriate to reflect the operations of this business in our share value in the same way as the other operations of the Company.

Summary

Our management team and the Board strongly believe that these changes to the share valuation formula will more closely correlate the share price to actual operating results. These changes are consistent with many other changes we have made over the past three years to assure that our focus is on operations and profitability. I urge each of you to vote in favor of the proposed amendment. Since 80% of all shareholders must approve the amendment, each shareholder's vote is very important.

If you have questions regarding these issues, you can contact Barbara Landes in F&A or Wally Bardenwerper in the General Counsel's Office.


Please see the 1996 Proxy Statement for a more complete discussion of these issues




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1 Where the  Office of the  President,  F&A,  Legal,  Marketing,  RIC and HR are
located.

2 If this new formula is not adopted and the Company decides to proceed with only a portion of the transaction, the loss per share will still be roughly 10-15 cents per share.